Exhibit 99.1

PROPHASE LABS, INC. ANNOUNCES SPECIAL CASH DIVIDEND

DOYLESTOWN, PA — (Globe Newswire – November 20, 2019) — ProPhase Labs, Inc. (NASDAQ: PRPH, www.ProPhaseLabs.com), a vertically integrated manufacturer, marketer and distributor of a diversified range of over-the-counter dietary supplements (“ProPhase” or “Company”), announced today that its Board of Directors has declared a special cash dividend in the amount of $0.25 per share on its common stock, payable on December 12, 2019 to stockholders of record as of December 3, 2019.

“We are very pleased to be able to reward our stockholders with this special cash dividend. This dividend provides an immediate benefit to our stockholders, while allowing us to remain well positioned for future growth with ample liquidity for strategic opportunities that may arise,” said Ted Karkus, Chairman and Chief Executive Officer of ProPhase.

Mr. Karkus continued, “I would like to personally thank our stockholders for their unwavering support and loyalty.”

In connection with the special cash dividend, the Compensation Committee of the Board of Directors has approved a proportionate and equitable adjustment to the stock option granted to Mr. Karkus on February 23, 2018, as required under the 2018 Stock Incentive Plan, subject to the vesting requirements of the stock option. The adjustment will become effective as of December 12, 2019, the date the special cash dividend is to be paid.

About the Company

We are a vertically integrated and diversified branding, marketing and technology company with deep experience with over-the-counter (“OTC”) consumer healthcare products, dietary supplements and other remedies. We are engaged in the research, development, manufacture, distribution, marketing and sale of OTC consumer healthcare products, dietary supplements and other remedies in the United States. This includes the development and marketing of dietary supplements under the TK Supplements® brand.

In addition, the Company also continues to actively pursue acquisition opportunities for other companies, technologies and products inside and outside the consumer products industry. For more information visit us at www.ProPhaseLabs.com.

Investor Contact

Ted Karkus, Chairman and CEO

ProPhase Labs, Inc.

(267) 880-1111